As filed with the Securities and Exchange Commission on March 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MONTE ROSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3766197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Harrison Avenue, Suite 900

Boston, Massachusetts 02118

(Address of Principal Executive Offices)

Monte Rosa Therapeutics, Inc. 2021 Stock Option and Incentive Plan

Monte Rosa Therapeutics, Inc. 2021 Employee Stock Purchase Plan

Monte Rosa Therapeutics, Inc. 2026 Inducement Plan

(Full Title of the Plans)

Markus Warmuth, M.D.

President and Chief Executive Officer

Monte Rosa Therapeutics, Inc.

321 Harrison Ave, Suite 900

Boston, Massachusetts 02118

(617) 949-2643

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed to register the offer and sale of (i) an additional 3,277,186 shares of the Registrant’s common stock, $0.0001 par value per share, to be issued under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), (ii) an additional 439,849 shares of the Registrant’s common stock, $0.0001 par value per share, to be issued under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 1,500,000 shares of common stock that may be issued pursuant to the Monte Rosa Therapeutics, Inc. 2026 Inducement Plan (the “Inducement Plan”).

2021 Plan Evergreen Increase

The number of shares of common stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1 by an amount equal to the lesser of: (i) five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) such number of shares of common stock as determined by the Administrator (as defined in the 2021 Plan). Accordingly, on January 1, 2026, the number of shares of common stock reserved and available for issuance under 2021 Plan increased by 3,277,186. This Registration Statement registers these additional 3,277,186 shares of common stock. The additional shares are of the same class as other securities relating to the 2021 Plan for which the Registrant’s registration statements on Form S-8, File No. 333-257406, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on June 25, 2021, File No. 333-263953, filed by the Registrant with the SEC on March 29, 2022, File No. 333-270607, filed by the Registrant with the SEC on March 16, 2023, File No. 333-277929, filed by the Registrant with the SEC on March 14, 2024, and File No. 333-285940, filed by the Registrant with the SEC on March 20, 2025, are effective.

2021 ESPP Evergreen Increase

The number of shares of common stock reserved and available for issuance under the 2021 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the lesser of: (i) 439,849 shares of common stock, (ii) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (iii) such number of shares of common stock as determined by the Administrator (as defined in the 2021 ESPP). Accordingly, on January 1, 2026, the number of shares of common stock reserved and available for issuance under the 2021 ESPP increased by 439,849. This Registration Statement registers these additional 439,849 shares of common stock. The additional shares are of the same class as other securities relating to the 2021 Plan for which the Registrant’s registration statements on Form S-8, File No. 333-257406, filed by the Registrant with the SEC on June 25, 2021, File No. 333-263953, filed by the Registrant with the SEC on March 29, 2022, File No. 333-270607, filed by the Registrant with the SEC on March 16, 2023, File No. 333-277929, filed by the Registrant with the SEC on March 14, 2024, and File No. 333-285940, filed by the Registrant with the SEC on March 20, 2025, are effective.

The information contained in the Registrant’s registration statements on Form S-8, File No. 333-257406, filed by the Registrant with the SEC on June 25, 2021, File No. 333-263953, filed by the Registrant with the SEC on March 29, 2022, File No. 333-270607, filed by the Registrant with the SEC on March 16, 2023, File No. 333-277929, filed by the Registrant with the SEC on March 14, 2024, and File No. 333-285940, filed by the Registrant with the SEC on March 20, 2025, is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits".

2026 Inducement Plan

On March 16, 2026, the Board of Directors of the Registrant (the “Board”) adopted the Inducement Plan, effective as of March 16, 2026, pursuant to which the Registrant reserved 1,500,000 shares of common stock to be issued exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual's entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market (“Rule 5635(c)(4)”). The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4). This Registration Statement registers these 1,500,000 shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428 under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Monte Rosa Therapeutics, Inc., 321 Harrison Avenue, Suite 900, Boston, Massachusetts 02210, Attention: Corporate Secretary, telephone number (617) 949-2643.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a) Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026;

(b) the information specifically incorporated by reference into the Registrant's Annual Report on Form 10-K for the year ended December 31, 2025 from its definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which will be filed with the SEC within 120 days of the fiscal year ended December 31, 2025;

(c) the Registrant's Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 7, 2026, January 7, 2026, January 9, 2026 and February 10, 2026; and

(d) the description of common stock included in the Registrant's Registration Statement on Form 8-A filed with the SEC on June 21, 2021, and as set forth by the description of the Registrant’s securities set forth in Exhibit 4.3 - Description of Securities to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director and officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director and officer, except for liability for:

•
any breach of their duty of loyalty to the Registrant or its stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
for the Registrant’s directors, any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions, as provided in Section 174 of the DGCL;
•
for the Registrant’s officers, any derivative action by or in the right of the corporation; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•
the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•
the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys' fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person's services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of the Registrant's directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director's or officer's services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)
The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Part II

Information Required in the Registration Statement

Item 8.	Exhibits.

See the Exhibit Index below for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Fourth Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40522) filed with the Securities and Exchange Commission on June 28, 2021).

4.2

Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40522) filed with the Securities and Exchange Commission on June 14, 2023).

4.3

Amended and Restated By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40522) filed with the Securities and Exchange Commission on June 28, 2021).

4.4

Second Amended and Restated Investors’ Rights Agreement among the registrant and certain of its stockholders, dated March 11, 2021 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

4.5

Description of Securities (incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K (File No. 001-40522) filed with the Securities and Exchange Commission on March 17, 2026).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1

2021 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

99.2	2021 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-256773)).

99.3*	2026 Inducement Plan and forms of award agreements thereunder.

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 17th day of March, 2026.

MONTE ROSA THERAPEUTICS, INC.

By:	/s/ Markus Warmuth
Markus Warmuth President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Markus Warmuth as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Markus Warmuth	President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	March 17, 2026
Markus Warmuth

/s/ Edmund Dunn	SVP, Corporate Controller (Principal Accounting Officer)	March 17, 2026
Edmund Dunn

/s/ Andrew Schiff	Chairman and Director	March 17, 2026
Andrew Schiff

/s/ Ali Behbahani	Director	March 17, 2026
Ali Behbahani

/s/ Kimberly L. Blackwell	Director	March 17, 2026
Kimberly L. Blackwell

/s/ Chandra P. Leo	Director	March 17, 2026
Chandra P. Leo

/s/ Christine Siu	Director	March 17, 2026
Christine Siu

/s/ Jan Skvarka	Director	March 17, 2026
Jan Skvarka

/s/ Anthony Manning	Director	March 17, 2026
Anthony Manning

/s/ Eric A. Hughes	Director	March 17, 2026
Eric A. Hughes